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                                                                    EXHIBIT 4(b)

                          REPUBLIC NEW YORK CORPORATION

                             ARTICLES SUPPLEMENTARY

REPUBLIC NEW YORK CORPORATION, a Maryland corporation having its principal Maryland office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has authorized the classification of 3,000,000 of the 15,497,250 shares of Preferred Stock (the "Preferred Stock") which the Corporation now has authority to issue into a series designated the $2.8575 Cumulative Preferred Stock, and has provided for the issuance of such series.

SECOND: The number of shares and terms of the $2.8575 Cumulative Preferred Stock, as set by the Finance Committee of the Board of Directors pursuant to authority duly delegated by the Board of Directors are as follows:

   1. $2.8575 CUMULATIVE PREFERRED STOCK. 3,000,000 shares of Preferred Stock of the Corporation, without par value, are hereby constituted as the original number of shares of a series of Preferred Stock designated as $2.8575 Cumulative Preferred Stock (the "$2.8575 Cumulative Preferred Stock"). The $2.8575 Cumulative Preferred Stock is issuable in whole shares only. The $2.8575 Cumulative Preferred Stock shall be of a stated value of $50 per share (the "Stated Value"). The term "Charter" when used herein shall include the Articles of Incorporation, as amended, restated and supplemented.

   2. DIVIDENDS. The holders of the $2.8575 Cumulative Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for the purpose, cash dividends at the rate of $2.8575 per share per annum, and no more, payable quarterly on the first day of January, April, July and October of each year, with the first such dividend being payable January 1, 1998 (each a "dividend payment date"). Such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share. Dividends will be payable, in arrears, to holders of record as they appear on the stock transfer records of the Corporation on March 15, June 15, September 15 and December 15 immediately preceding the relevant dividend payment date or if such day is not a business day, the next preceding business day. The amount of dividends payable per share for each full dividend period shall be computed by dividing by four the $2.8575 annual rate. The amount of dividends payable for any dividend period or any period, either shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the dividend period for which dividends are payable.

   The Corporation shall not declare or pay or set apart for payment and dividends on any series of its Preferred Stock ranking, as to dividends, on a parity with or junior to the$2.8575 Cumulative Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the $2.8575 Cumulative Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of Preferred Stock of the Corporation. When dividends are not paid in full upon the $2.8575 Cumulative Preferred Stock and any other shares of Preferred Stock of the Corporation ranking on parity as to dividends with the $2.8575 Cumulative Preferred Stock, all dividends declared upon the $2.8575 Cumulative Preferred Stock and any other Preferred Stock of the Corporation ranking on parity as to dividends with the $2.8575 Cumulative Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the $2.8575 Cumulative Preferred Stock and such other shares shall in all cases bear to each other the same ratio that the accrued dividends per share on the $2.8575 Cumulative Preferred Stock and such other Preferred Stock bear to each other. Except as set forth in the preceding sentence, unless full dividends on the cumulative Preferred Stock of any series have been declared and paid or set apart for payment for all past dividend periods and full dividends for the then-current dividend period on any outstanding noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends (other than in Common Stock of the Corporation or other shares of the Corporation ranking junior to the $2.8575 Cumulative Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made, on the Common Stock of the Corporation or any other shares of the Corporation ranking on a parity with or junior to the $2.8575 Cumulative Preferred Stock as to dividends or upon liquidation. Unless full dividends on the cumulative Preferred Stock of any series have been declared and paid or set apart for payment for all past dividend periods and full dividends for the then-current dividend period on the noncumulative Preferred Stock of any series have been declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other shares of the Corporation ranking on a parity with or junior to the $2.8575 Cumulative Preferred Stock as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation except by conversion into or exchange for shares of the Corporation ranking junior to the $2.8575 Cumulative Preferred Stock as to dividends and upon liquidation ; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of Preferred Stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of Preferred Stock of such series whether or not at the time of such application full cumulative dividends upon the outstanding $2.8575 Cumulative Preferred Stock shall have been paid or declared


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and set apart for payment.

   If, prior to 18 months after the date of the original issuance of the $2.8575 Cumulative Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage") with respect to dividends payable on the $2.8575 Cumulative Preferred Stock, certain adjustments may be made in respect of the dividends payable by the Corporation, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described below.

      The amount of each dividend payable (if declared) per share of $2.8575 Cumulative Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                1 - .35 (1 - .70)
                                -----------------
                                1 - .35 (1 - DRP)

   For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the $2.8575 Cumulative Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in these Articles Supplementary mean dividends as adjusted by the DRD Formula. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review absent manifest error.

   Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared and such amendment is applicable to such dividend, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the amount, if any, by which
(x) the product of the dividend paid by the Corporation on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) is greater than (y) the dividend paid by the Corporation on such dividend payment date, will be payable (if declared) to holders of $2.8575 Cumulative Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the $2.8575 Cumulative Preferred Stock is called for redemption prior to such dividend payment date, to the holders of $2.28575 Cumulative Preferred Stock on the applicable redemption date, as the case may be, and will be paid on such dividend payment date or such redemption date, as the case may be, in addition to any other amounts payable on such date.

   If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Corporation previously paid dividends on the $2.8575 Cumulative Preferred Stock (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of $2.8575 Cumulative Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of $2.8575 Cumulative Preferred Stock on the record date following the date of enactment) or, if the $2.8575 Cumulative Preferred Stock is called for redemption prior to such record date, to holders of $2.8575 Cumulative Preferred Stock on the applicable redemption date, as the case may be, and will be paid on such dividend payment date or such redemption date, as the case may be, in an amount equal to the amount, if any by which (x) the product of the sum of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) is greater than (y) the sum of the dividends paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the $2.8575 Cumulative Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing


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such legislation.

   Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the $2.8575 Cumulative Preferred Stock that reduces the Dividends-Received Percentage.

   In the event that the amount of dividends payable per share of the $2.8575 Cumulative Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the affected holders of $2.8575 Cumulative Preferred Stock.

   3. VOTING RIGHTS. (i) Holders of the $2.8575 Cumulative Preferred Stock, shall have no voting rights, either general or special, except as expressly required by applicable law, the Charter and as specified in this paragraph 3.

      (ii) Whenever, at any time or times, dividends payable on the shares of $2.8575 Cumulative Preferred Stock shall be in arrears for six consecutive calendar quarters, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until all dividends accumulated on the $2.8575 Cumulative Preferred Stock have been paid or declared and a sum sufficient for payment has been set aside, the holders of the $2.8575 Cumulative Preferred Stock, either alone or together with the holders of one or more other series of cumulative Preferred Stock at the time outstanding which are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the Board of Directors of the Corporation, and the holders of Common Stock together with the holders of any series or class or classes of stock of the Corporation having general voting rights and not then entitled to elect two members of the Board of Directors pursuant to this paragraph 3 to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the Board of Directors. In such case, the Board of Directors of the Corporation shall, as of the date of the annual meeting of stockholders or at any meeting called for the election of directors aforesaid, be increased by two directors. The rights of the holders of the $2.8575 Cumulative Preferred Stock to participate (either alone or together with the holders of one or more other series of cumulative Preferred Stock at the time outstanding which are granted such voting rights) in the exclusive election of two members of the Board of Directors of the Corporation pursuant to this paragraph 3 shall continue in effect until cumulative dividends have been paid in full or declared and a sum sufficient has been set apart for payment on the $2.8575 Cumulative Preferred Stock. At elections for such directors, each holder of $2.8575 Cumulative Preferred Stock shall be entitled to one vote for each share of $2.8575 Cumulative Preferred Stock held of record on the record date established for the meeting. The holders of $2.8575 Cumulative Preferred Stock shall have no right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment of all accumulated and defaulted dividends on such stock or provision for the payment thereof by declaration and setting apart thereof) of the exclusive voting power of the holders of $2.8575 Cumulative Preferred Stock pursuant to this paragraph 3, and the holders of all other cumulative series which shall have been entitled to vote for and elect such two members of the Board of Directors of the Corporation, the terms of office of all persons who may have been elected directors of the Corporation by vote of such holders shall terminate and the two vacancies created pursuant to this paragraph 3 to accommodate the exclusive right of election conferred hereunder shall thereupon be eliminated and the Board of Directors shall be decreased by two directors.

      (iii) So long as any shares of $2.8575 Cumulative Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of all the series of cumulative Preferred Stock, outstanding at the time (voting separately as one class) given in person or by proxy, at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

      (a) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) ranking prior (as set forth in paragraph 4(a)) to the $2.8575 Cumulative Preferred Stock, or

      (b) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of Preferred Stock) which ranks on a parity (as set forth in paragraph 4(b)) with the $2.8575 Cumulative Preferred Stock, unless the Articles Supplementary or other provisions of the Charter creating or authorizing such class or series shall provide that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on the $2.8575 Cumulative Preferred Stock and all outstanding shares of stock ranking on a parity with the $2.8575 Cumulative Preferred Stock, (the $2.8575 Cumulative Preferred Stock, and all such other stock being herein called "Parity Stock"), the shares of all Parity Stock shall share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable on all Parity Stock if all dividends in respect of all shares of Parity Stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with the sums which would be payable in respect of all shares of Parity Stock if all sums payable were discharged in full, or


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      (c) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Charter of the Corporation, including these Articles Supplementary, which would materially and adversely affect any right, preference, privilege or voting power of the $2.8575 Cumulative Preferred Stock, or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the Corporation's Series A and Series B Dutch Auction Rate Transferable Securities Preferred Stock, the Money Market Cumulative Preferred Stock, the Adjustable Rate Cumulative Preferred Stock, Series D, the $1.8125 Cumulative Preferred Stock, the $2.8575 Cumulative Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of Preferred Stock, including convertible Preferred Stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the $2.8575 Cumulative Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

      (iv) So long as any shares of $2.8575 Cumulative Preferred Stock remain outstanding and notwithstanding any provision of the Charter of the Corporation requiring a greater percentage, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the votes of all Parity Stock entitled to vote outstanding at the time, given in person or by proxy, by resolution duly adopted at a meeting at which a quorum was present and acting and at which the holders of $2.8575 Cumulative Preferred Stock (alone or together with the holders of one or more other series of Parity Stock at the time outstanding and entitled to vote) vote separately as a class, (a) directly or indirectly, sell, transfer or otherwise dispose of, or permit Republic National Bank of New York (the "Bank") or any other subsidiary of the Corporation, to issue, sell, transfer or otherwise dispose of any shares of voting stock of the Bank, or securities convertible into or options, warrants or rights to acquire voting stock of the Bank, unless after giving effect to any such transaction the Bank remains a Controlled Subsidiary (as hereinafter defined) of the Corporation or of a Qualified Successor Company (as hereinafter defined); (b) merge or consolidate with, or convey substantially all of its assets, to any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is the Corporation or a Qualified Successor Company; or (c) permit the Bank to merge, consolidate with, or convey substantially all of its assets to, any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is a Controlled Subsidiary of the Corporation or of a Qualified Successor Company, except in any of the foregoing cases as required to comply with applicable law, including, without limitation, any court or regulatory order. The term "Qualified Successor Company" shall mean a corporation (or other similar organization or entity whether organized under or pursuant to the laws of the United States or any state thereof or of another jurisdiction) which (a) is or is required to be a registered bank holding company under the United States Bank Holding Company Act of 1956, as amended, or any successor legislation, (b) issues to the holders of the $2.8575 Cumulative Preferred Stock, in exchange for the $2.8575 Cumulative Preferred Stock, shares of preferred stock having at least the same relative rights and preferences as the $2.8575 Cumulative Preferred Stock, (the "Exchanged Stock"), (c) immediately after such transaction has not outstanding or authorized any class of stock or equity securities ranking prior to the Exchanged Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (d) holds, as a Controlled Subsidiary or Subsidiaries, either the Bank or one or more other banking corporations which, collectively, immediately after such transaction hold substantially all of the assets and liabilities which the Bank held immediately prior to such transaction (which may be in addition to other assets and liabilities acquired in such transaction). "Controlled Subsidiary" shall mean any corporation at least 80% of the outstanding shares of voting stock of which shall at the time be owned directly or indirectly by the Corporation or a Qualified Successor Company. In connection with the exercise of the voting rights contained in this paragraph 3(iv), holders of all series of Parity Stock which are granted such voting rights shall vote as a class, and each holder of $2.8575 Cumulative Preferred Stock shall have one vote for each share of stock held, and each other series shall have such number of votes, if any, for each share of stock held as may be granted them.

   The foregoing voting provisions shall not apply as to any shares of $2.8575 Cumulative Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of $2.8575 Cumulative Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust in accordance with paragraph 5 to effect such redemption.

   4. RANK. For the purposes of these Articles Supplementary, any class or classes of stock of the Corporation shall be deemed to rank:

      (a) prior to the $2.8575 Cumulative Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the $2.8575 Cumulative Preferred Stock;

      (b) on a parity with the $2.8575 Cumulative Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation preference per share thereof be different from those of the $2.8575 Cumulative Preferred Stock, if the holders of such class of stock and the $2.8575 Cumulative Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates


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      or liquidation preference, without preference or priority one over the other; and

      (c) junior to the $2.8575 Cumulative Preferred Stock, either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, or both, if such class shall be Common Stock or if the holders of the $2.8575 Cumulative Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of stock of such class or classes.

   The $2.8575 Cumulative Preferred Stock shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Stock and on a parity with the Corporation's Series A and Series B Dutch Auction Rate Transferable Securities Preferred Stock, the Money Market Cumulative Preferred Stock, the Adjustable Rate Cumulative Preferred Stock, Series D and the $1.8125 Cumulative Preferred Stock.

   5. OPTIONAL REDEMPTION. The shares of the $2.8575 Cumulative Preferred Stock, may be redeemed on or after October 1, 2007, at the option of the Corporation, for cash, on at least 30 but not more than 60 days' notice at any time or from time to time, as a whole or in part, at $50 per share, plus, in each case, dividends accrued and accumulated but unpaid to the redemption date. The $2.8575 Cumulative Preferred Stock, will not be subject to any sinking fund or other obligation of the Corporation to purchase or redeem the $2.8575 Cumulative Preferred Stock.

   Any such redemption may be effected only with the prior approval of the Board of Governors of the Federal Reserve System (unless at such time it is determined that such approval is not required).

   If fewer than all outstanding shares of the $2.8575 Cumulative Preferred Stock, are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid the redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Corporation.

    Notwithstanding the foregoing, if any dividends, including any accumulation on the $2.8575 Cumulative Preferred Stock, are in arrears, no $2.8575 Cumulative Preferred Stock shall be redeemed unless all outstanding $2.8575 Cumulative Preferred Stock is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any $2.8575 Cumulative Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of $2.8575 Cumulative Preferred Stock pursuant to a purchase or exchange offer so long as such offer is made on the same terms to all holders of the $2.8575 Cumulative Preferred Stock.

   Notice of redemption shall be given by mailing the same to each record holder of the $2.8575 Cumulative Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of $2.8575 Cumulative Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of $2.8575 Cumulative Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holders' exchange rights, if any, as to such shares, shall terminate. If fewer than all the shares of the $2.8575 Cumulative Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of $2.8575 Cumulative Preferred Stock to be redeemed from each such holder.

   If notice of redemption of any shares of the $2.8575 Cumulative Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of $2.8575 Cumulative Preferred Stock so called for redemption, from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender, in accordance with such notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation. If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

   6. LIQUIDATION. (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the $2.8575 Cumulative Preferred Stock shall be entitled, whether from capital or surplus, before any assets of the Corporation shall be distributed among or paid over to holders of Common Stock or any other class or series of stock of the Corporation junior to the $2.8575 Cumulative Preferred Stock, as to preference in respect to liquidation, dissolution or winding up, to be paid the amount of $50 per share (the "liquidation preference") of the $2.8575 Cumulative Preferred Stock, plus an amount equal to all accrued and


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unpaid dividends thereon (whether or not earned or declared) to and including the date of final distribution. The holders of the $2.8575 Cumulative Preferred Stock will not be entitled to receive the liquidation preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the $2.8575 Cumulative Preferred Stock, as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After any such liquidation preference payment, the holders of the $2.8575 Cumulative Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

      (ii) If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make such full payments to the holders of the $2.8575 Cumulative Preferred Stock and the holders of any Preferred Stock ranking as to liquidation, dissolution or winding up on a parity with the $2.8575 Cumulative Preferred Stock, then such assets shall be distributed among the holders of the $2.8575 Cumulative Preferred Stock and holders of such other Preferred Stock, ratably in accordance with the respective amounts which would be payable on such shares of $2.8575 Cumulative Preferred Stock and any other such Preferred Stock if all amounts thereon were paid in full.

      (iii) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor a reorganization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

   7. PARITY STOCK. So long as any shares of $2.8575 Cumulative Preferred Stock shall remain outstanding, in case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full with respect to all outstanding shares of Parity Stock, all such shares shall share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable in respect of all outstanding shares of Parity Stock if all dividends were paid in full and (y) in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, in accordance with the sums which would be payable in respect of all outstanding Parity Stock if all sums payable were discharged in full.

   8. CERTAIN DEFINITIONS. (i) The term "outstanding", when used in reference to shares of stock, shall mean issued shares, excluding shares reacquired by the Corporation.

      (ii) The amount of dividends "accrued" on any share of $2.8575 Cumulative Preferred Stock, as at any quarterly dividend payment date, shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including the end of the day preceding such quarterly dividend payment date, whether or not earned or declared; and the amount of dividends "accrued" on any share of $2.8575 Cumulative Preferred Stock, as at any date other than a quarterly dividend payment date, shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the end of the day preceding the last preceding quarterly dividend payment date, whether or not earned or declared, plus an amount equivalent to dividends on the liquidation preference of such share at the annual dividend rate fixed for such share for the period after the end of the day preceding such last preceding quarterly dividend payment date to and including the date as of which the calculation is made, calculated in accordance with the provisions of paragraph 2.

   9. EXCLUSION OF OTHER RIGHTS. Unless otherwise required by law, shares of the $2.8575 Cumulative Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein, in the Charter or as provided by applicable law.

   10. NOTICE. All notices or communications unless otherwise specified in the Bylaws of the Corporation or these Articles Supplementary shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

   11. INTERPRETATION OR ADJUSTMENT BY BOARD OF DIRECTORS. The Board of Directors of the Corporation may, consistent with Maryland law, interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not adversely affect the rights of beneficial owners of the $2.8575 Cumulative Preferred Stock, and if such inconsistency or ambiguity reflects any typographical error, error in transcription or other error, the Board of Directors may authorize the filing of a Certificate of Correction.


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
IN WITNESS WHEREOF, REPUBLIC NEW YORK CORPORATION has caused these presents to be signed in its name and on its behalf by its Senior Vice President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects, all on September 23, 1997.

                                     REPUBLIC NEW YORK CORPORATION


                                    By:         /s/ Stephen J. Saali
                                       -----------------------------------------
                                                   Stephen J. Saali
                                               (Senior Vice President)

Attest:


  /s/ Kathleen Johnson
------------------------------
      Kathleen Johnson
    (Assistant Secretary)


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